CAPWEST INCOME, LLC

2009 E. Windmill Lane

Las Vegas, NV 89123

(702) 240-0977

www.therefund.com

Maximum Offering: $40,000,000 of 5 year, 9.0% unsecured promissory notes

This Offering Circular relates to the offer and sale by CapWest Income, LLC (“CapWest”, “our”, “we”, “us”, and/or “Company”), a Nevada limited liability company, of up to $40,000,000 in unsecured promissory notes, having a term of five years, bearing simple interest at a rate of 9.0% per annum, with interest only to be paid monthly and the entire principal balance to be repaid at maturity (the “Notes”). The minimum investment amount for a single investor is a single Note in the principal amount of $10,000. The offering will commence promptly after the date this Offering Circular is qualified and close not later than 180 days thereafter. However, we may extend the offering for up to 60 days following the initial 180-day offering period. We will pay all expenses incurred in this offering. The Notes are being offered on a “best efforts” basis and there can be no assurance that all or any of the Notes offered will be subscribed. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. All funds received as a result of this offering will be immediately available to us for our general business purposes. Because there is no minimum dollar amount of Notes that must be sold in order for the offering to close, there is a risk that we may not receive sufficient proceeds from the offering to fully and effectively execute on our business plan as described herein.

	Price to Public	Commissions Advisory, Service Fees and Expenses (1)	Proceeds to Issuer
Per Investor Minimum	$10,000	$140	$9,860
Total Maximum	$40,000,000	$560,000	$39,440,000

(1) We have entered into service agreements with JumpStart Securities, LLC (“JumpStart”), a member of FINRA, to provide subscription and administrative services for the offering.  JumpStart Securities, LLC is not an underwriter and will not be paid underwriting fees, but will be paid service fees.  Please see “Plan of Distribution” for more information.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

This Offering Circular is not an offer to sell our Notes, and it is not soliciting an offer to buy our Notes in any state where the offer or sale is not permitted.

There is currently no market for our Notes. The Notes you purchase are not traded or listed on any exchange. We cannot give you any assurance that the Note you purchase will ever have a market or that if a market for our Notes ever develops, that you will be able to sell your Note. In addition, even if a public market for our Notes develops, there is no assurance that a secondary public market will be sustained.

We have not authorized anyone to provide any information or to make any representations other than those contained in this Offering Circular. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular is intended to provide the information required by Part I of Form S-1. We are a smaller reporting company within the meaning of Rule 405 and are following the Form S-1 disclosure requirements for smaller reporting companies.

You should read this entire Offering Circular before investing in the Notes. Investing in the Notes involves risks, including the following that we believe are the most significant:

•	The Notes are not deposits in a bank and are not insured against loss by the FDIC.

•	The Notes are not secured by a security interest in any of our assets.

•	There is no public market for our Notes and none is expected to develop.

•	The Notes are subject to restrictions on transferability, as further described under ‘‘Restrictions on Transfers’’

•	We will not set aside funds in a sinking fund to pay interest or principal on the Notes, so you must rely on our profits and other sources of cash.

•	Our managers will have broad discretion to use the proceeds from this offering and may use them in ways that do not generate sufficient profits to pay interest on the Notes.

•	We have a limited operating history.

•	Our management team may face conflicts of interest such as competing demands for their time and the ability to compete with us for business opportunities.

•	We have conducted no revenue-generating business activities and as such have not generated any revenue since inception.

•	Our managers have discretion to incur debt that may have a repayment priority that is senior to the Notes.

For a discussion of the risk factors concerning this investment, see ‘‘RISK FACTORS’’ starting on page 3.

The date of this Offering Circular is October 18, 2017

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SUMMARY

CapWest Income, LLC

Company Overview

We are a commercial real estate lending company. Our business model is to acquire and service loans secured by commercial real estate primarily in the southwestern United States.

Our principal executive offices are located at 2009 E. Windmill Lane, Las Vegas, Nevada 89123 and our telephone number is 702-240-0977. Our website is www.therefund.com.

Through this Offering, we are seeking new funding for direct investment into real estate projects via secured debt and for general corporate and working capital purposes, to be allocated at the discretion of management.

THE OFFERING

Securities being Offered:

We are offering up to a $40,000,000 in unsecured promissory notes, having a term of five years, bearing simple interest at a rate of 9.0% per annum, with interest only paid monthly and the entire principal balance due at maturity.

Prepayment provisions:	The Notes may be prepaid by us, in whole or in part, at any time and without penalty.
Offering Price:	The Notes will be offered and sold at face value in increments of $2,000, although we reserve the right to issue Notes in any face amount.
Minimum per Investor:	The minimum investment amount for a single investor is a single Note in the principal amount of $10,000.
Minimum value of Notes to be sold in this Offering:	There is no minimum dollar amount of Notes that must be sold for this offering to close.
Maximum value of Notes to be sold in this Offering:	The maximum dollar amount of Notes offered for sale in this offering is $40,000,000.
Use of Proceeds:	We intend to use the net proceeds of this offering to execute our business plan. See “Use of Proceeds.”
Offering Period:	The Notes are being offered for a period up to 180 days after the date of this Offering Circular unless extended by us for up to an additional 60 days.

SUMMARY FINANCIAL INFORMATION

	Fiscal Year Ended June 30, 2016 (audited)	Fiscal Year Ended June 30, 2017 (unaudited)
Balance Sheet Data
Cash	$74,970	$30,278
Total Assets	$74,970	$30,278
Liabilities	$25,819	$105,356
Total Members’ Equity (Deficit)	$49,151	($75,078)

Statement of Operations
Revenue	None	None
Net Profit (Loss) for Reporting Period	($25,849)	($124,229)

RISK FACTORS

You should consider each of the following risk factors and any other information set forth herein and in our reports filed with the SEC, including our financial statements and related notes, in evaluating our business and prospects. The risks and uncertainties described below are not the only ones that have an impact on our operations and business. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also impair our business or operations. If any of the following risks actually occur, our business and financial results or prospects could be harmed. In that case, the value of the Notes could decline.

Risks Related to Our Company and Business

We are a development stage company organized in June 2016 and have recently commenced operations, which makes an evaluation of us extremely difficult. At this stage of our business operations, even with our good faith efforts, we may never become profitable or generate any significant amount of revenues, thus potential purchasers of our Notes have a high probability of losing their investment.

We were organized June 6, 2016, in the state of Nevada as a limited liability company. As a result of our start-up operations we: (i) have not generated any revenues, (ii) have and will continue to accumulate deficits due to organizational and start-up activities, business plan development, and professional fees since we organized. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably or generate sufficient revenue to repay the Notes or make required interest payments. Our future operating results will depend on many factors, including our ability to raise adequate working capital, availability of suitable borrowers and projects for us to fund, the level of our competition, and our ability to attract and maintain key management and employees.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

The report from our independent registered public accounting firm reflects that our ability to continue as a going concern is dependent upon our ability to raise additional capital from the sale of Notes and, ultimately, the achievement of significant operating revenues. If we are unable to continue as a going concern, we will be unable to repay the Notes or make required interest payments and you will lose your investment. You should not invest in this offering unless you can afford to lose your entire investment.

If we do not obtain sufficient total financing, our business development plans will be delayed and we may not achieve profitable operations.

In the event we are not successful in selling the maximum dollar value of Notes in this offering, we will require additional capital to execute on our business development plans. In that event, we intend to seek additional funds by issuing additional debt or by sales of other securities. Our business plan calls for incurring expenses for development of a loan portfolio, as well as ongoing expenses for marketing, staff, and administration. If no additional financing is secured, we may have to significantly curtail our plan of operations. If that is the case, our business will not grow as desired. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement of funds. Consequently, there can be no assurance that we will be able to obtain access to capital as and when needed or, if so, that the terms of any available financing will be commercially reasonable. If we are unable to raise suitable financing, our business development plans may be delayed and we may be unable to achieve profitable operations or generate sufficient revenue to repay the Notes or make required interest payments.

We currently have no loans under contract and those we place under contract may not be consummated.

Our net income will depend in large part on our ability to purchase, manage, and dispose of loans secured by commercial real estate. We currently do not have any loans in our portfolio or any potential loans under contract. Although we are searching for suitable loans on behalf of the Company, there can be no assurance that we will be able to acquire a sufficient quantity of suitable loans to be able to generate sufficient revenue to allow us to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

Our business model relies upon timely repayment of loans by our borrowers.

Our business plan calls for us to purchase, manage, and dispose of loans secured by commercial real estate. Our ability to generate income depends upon timely repayment of loans by our borrowers. Should our borrowers default on their obligations to us, we will incur costs in enforcing the terms of our loans and experience delays in recovering moneys owed to us by any defaulting borrower. In addition, the commercial real estate we will require as security against the risk that a borrower may default on its obligations to us may not bring sufficient proceeds upon liquidation to fully compensate us for losses on a defaulted loan. If our borrowers do not timely repay their loans to us in full it may impair our ability to generate sufficient cash to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

Our business plan calls for us to invest in illiquid assets, which we may be unable to liquidate at full value should we need additional cash to pay interest on the Notes or to repay the Notes at maturity.

Our business plan calls for us to purchase, manage, and dispose of loans secured by commercial real estate. Because such loans are relatively illiquid, our ability to promptly sell one or more of our portfolio loans for reasonable prices in response to changing economic, financial and investment conditions will be limited. We cannot predict whether we will be able to sell any portfolio loan for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a portfolio loan. The relative illiquidity of our assets may impair our ability to generate sufficient cash to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

The value of our loans to our customers will decline if market interest rates increase.

Our business plan calls for us to purchase, manage, and dispose of loans secured by commercial real estate with a term of up between twelve and thirty-six months. The value of our loan portfolio will fluctuate with changes in underlying market interest rates. Typically, a rise in interest rates causes a decline in the value of existing outstanding loans. Should we need to sell one or more of our portfolio loans prior to maturity that bears interest at less than prevailing market rates, we may suffer a loss on that sale which could impair our ability to generate sufficient cash to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

Our success is dependent in part on our senior management, and the loss of their services could disrupt our operations.

We are organized as a limited liability company under Nevada law. Our future success and our ability to generate sufficient revenue to repay the Notes or make required interest payments will depend, in large part, on the continued services and experience of certain of our key executives, particularly Greg Herlean, Steve Byrne, and Steve Little. We depend on the services of these individuals to, among other things, continue our growth strategies and maintain and develop our client relationships. The loss of their services would disrupt our operations and would delay our planned growth while we worked to replace them. We do not have employment agreements in place with any of these persons. We do not have in place any policy of ‘‘key person’’ life insurance on the lives of any of these persons and we do not have a succession plan in place.

Our business and growth may suffer if we are unable to attract and retain qualified employees.

Our ability to expand operations to accommodate our anticipated growth will also depend on our ability to attract and retain additional qualified management, finance, marketing, sales and technical personnel. However, competition for these types of employees is intense due to the limited number of qualified professionals. Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality people with advanced skills who understand our business. We hope that we will be able to attract competent employees, but no assurance can be given that we will be successful in this regard. If we are unable to engage and retain the necessary personnel, our business may be materially and adversely affected, including our ability to generate sufficient revenue to allow us to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

If we are unable to manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales, management, and technical personnel. There can be no assurance that our management will be able to manage growth effectively. Our failure to properly manage the growth we might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our ability to generate sufficient revenue to allow us to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

Because of pressures from competitors with more resources, we may fail to implement our business strategy profitably.

The market for the purchase of loans secured by commercial real estate is intensely competitive and we expect competition to increase in the future.  We will compete with a growing constellation of both large and smaller companies that offer similar financing terms.  These companies also have longer operating histories, greater name recognition, access to larger investor and real estate networks, and significantly greater financial, technical and marketing resources than we do.  As a result, they may be able to devote greater resources to the promotion and sale of their products.  In addition, they may have more firmly established financial and investment relationships in the industry. Therefore, we cannot be sure that we will be able to successfully implement our business strategy in the face of such competition. If we cannot compete effectively, we may experience significant financial loss which will materially adversely affect our business, operating results and financial condition, and our ability to generate sufficient revenue to allow us to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

We may incur future debt that could reduce our profits and impair our ability to pay interest or to repay the Notes at maturity.

To fund future operations, we may need to incur substantial debt in the future. We may also incur debt in addition to the proceeds of this offering to enable us to purchase secured loans in a total amount that exceeds the proceeds of this offering. Such additional debt may have terms that would provide for a priority of repayment that is senior to the Notes. The terms of the Notes do not prohibit us from doing so. Your right to receive interest payments and payments of principal upon maturity, will not be senior to the rights of other general, unsecured creditors to receive payment from us on our other indebtedness, and may be junior to the rights of other creditors. The risks described below will be magnified if and as we incur new debt. Our indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•	require the dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes;

•	increase our vulnerability to interest rate increases if future debt must be incurred at interest rates that are higher than current rates;

•	limit our flexibility to plan for, or react to, changes in our business and the industry;

•	place us at a competitive disadvantage relative to competitors with less debt;

•	limit our ability to pay interest on your Notes; and/or

•	make it difficult or impossible for us to repay the principal balance of your Note at maturity.

Our managers have broad discretion over the allocation of the proceeds from the offering, and you could lose your entire investment if management invests our funds in unsuccessful initiatives.

Our management team will have broad discretion in determining how the proceeds from this offering will be used, and you will be relying on the judgment of our management team regarding the application of these proceeds. Management’s allocation of the net proceeds will affect how our business grows. It is possible that our management team may not apply the net proceeds of this offering in ways that result in the successful growth of the Company or generate sufficient revenue to allow us to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

Our managers have broad discretion with respect to the Company’s cash resources, including the proceeds to this offering and as such our management may choose to invest our funds in companies or other ventures in which our managers and/or their affiliates have a financial interest.

In such an event, neither we nor any Noteholder will have any rights to the income or profits derived by those companies or other ventures using our funds (except to the extent our funds represent an equity or similar investment in those companies or ventures).

Risks Related to the Notes

The Notes are not insured against loss by the FDIC or any governmental agency, so you could lose your entire investment.

The Notes are not bank deposits and neither the Federal Deposit Insurance Corporation nor any other governmental or private agency insures the Notes. Our ability to repay the Notes and make required interest payments depends solely upon our earnings, our working capital and other sources of liquidity available to us. If these payment sources are inadequate, you could lose your entire investment.

The Notes lack liquidity and marketability. Accordingly, you may not be able to freely sell or transfer your Notes.

Your ability to sell a Note depends in part on the presence in the marketplace of a willing buyer. There is no public market for the Notes and we do not anticipate that any market will develop in the foreseeable future. As a result, you may not be able to freely sell or transfer your Notes. Moreover, Notes may not be transferred without complying with federal and state securities laws. Due to these factors, there can be no assurance that you will be able to sell your Note at a price or time desirable to you, if at all.

We do not set aside funds in a sinking fund to pay ongoing interest or to repay the principal owed by us on the Notes at maturity, so you must rely on our revenues from operations and other sources of funding for interest and principal payments. These sources may not be sufficient to meet these obligations.

We do not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to pay interest on the Notes or in anticipation of repaying the principal amount due on the Notes at maturity. Accordingly, you will have to rely on our cash from operations and other sources of liquidity, such as borrowed funds and proceeds from future offerings of securities, for interest payments and principal payments upon maturity. Our ability to generate revenues from operations in the future is subject to general economic, financial, competitive, legislative, statutory and other factors that are beyond our control. Moreover, we cannot assure you that we will have access to additional sources of liquidity if our cash from operations are not sufficient to fund required interest and principal payments to you. Our need for such additional sources may come at undesirable times, such as during poor market or credit conditions when the costs of funds are high and/or other terms are not as favorable as they would be during good market or credit conditions. The cost of financing will directly impact our results of operations, and financing on less than favorable terms may hinder our ability to make a profit. We currently do not have any revenues.

We have the right to make a mandatory prepayment of the Notes, so you may earn less return on your investment than originally expected.

We may prepay your Note from you, in whole or in part, at any time and without penalty. If we choose to prepay your Note, we will be required only to return that portion of your original investment that we choose to prepay, plus any unpaid interest that has accrued on your Note. After prepayment, you may not be able to re-invest your funds with us or elsewhere at comparable rates and, therefore, may earn less than you expected to earn at the time of your investment in your Note.

Risks Related to Legal Uncertainty

If our company becomes subject new government regulation, our ability to be profitable may be severely impaired.

Even as their popularity has grown, the sale of debt securities has come under scrutiny for being high risk investments. We therefore face a risk that new regulations addressing the risk may arise. We may be unable to comply with any such new regulations on a cost-effective basis within the limitations imposed by any such new regulation.

The exemption from the Investment Company Act may restrict our operating flexibility.

We do not intend to register as an investment company under the Investment Company Act of 1940. We intend to make investments and conduct our operations so that we are not required to register as an investment company. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•       limitations on capital structure;

•       restrictions on specified investments;

•       prohibitions on transactions with affiliates; and

•	compliance with reporting, recordkeeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U. S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. We must monitor our holdings to ensure that the value of their investment securities does not exceed 40% of our total assets (exclusive of U. S. government securities and cash items) on an unconsolidated basis.

At all times we intend to conduct our business so as to fall within the exemption from the definition of ‘‘investment company’’ provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an investment company any entity that is primarily engaged in the business of purchasing or otherwise acquiring ‘‘mortgages and other liens on and interests in real estate’’. This exclusion generally requires that at least 80% of our portfolio must be comprised of qualifying interests and real estate-type interests (and no more than 20% comprised of miscellaneous assets). Therefore, we intend to operate so that not less than 80% of our assets will be loans fully secured by real estate. Maintaining this exemption may adversely impact our ability to acquire or hold investments, to engage in future business activities that we believe could be profitable, or could require us to dispose of investments that we might prefer to retain.

For purposes of the exclusions provided by Sections 3(c)(5)(C), we will classify our investments based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance and, in the absence of SEC guidance, on our view of what constitutes a qualifying interest and a real estate-type interest. Future revisions to the Investment Company Act or further guidance from the SEC or its staff may force us to re-evaluate our portfolio and our investment strategy.

The loss of our Investment Company Act exemption could require us to register as an investment company or substantially change the way we conduct our business, either of which may have an adverse effect on us, our profitability, and our ability to repay the Notes.

On August 31, 2011, the SEC published a concept release (Release No. 29778, File No. S7-34-11, Companies Engaged in the Business of Acquiring Mortgages and Mortgage Related Instruments), pursuant to which it is reviewing whether certain companies that invest in mortgage-backed securities and rely on the exclusion from registration under Section 3(c)(5)(C) of the Investment Company Act, related to such investment activity, should continue to be allowed to rely on such an exclusion from registration. If the SEC or its staff takes action with respect to this exclusion, these changes could mean that we could no longer rely on the Section 3(c)(5)(C) exclusion. This could result in our failure to maintain our exclusion from registration as an investment company.

If we fail to maintain an exclusion from registration as an investment company, either because of SEC interpretational changes or otherwise, we could, among other things, be required either: (i) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company; or (ii) to register as an investment company, either of which could have an adverse effect on us, our profitability and our ability to repay the Notes. If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. The resulting additional expenses and operational requirements associated with such registration may materially and adversely impact our financial condition and results of operations in future periods and our ability to repay the Notes.

Our Managers are not prohibited from engaging in other business ventures, which may create conflicts of interest.

Our Operating Agreement permits our managers and members to directly engage in any other business ventures and activities, even if those ventures and activities compete with the Company. The fact that our managers or members may engage in ventures that compete with us could create a conflict of interest between our affiliates and us because these persons may choose to directly seize upon business opportunities from which we could benefit if those opportunities were instead made available to us. Neither we nor any Noteholder has any rights with respect to any such ventures and activities or the income or profits derived therefrom, so this conflict of interest could result in the Company earning less profit than would be the case if our affiliates were required to first present favorable business opportunities to us. Additionally, should any of our managers engage in another such venture, that person may choose to devote his or her time in such a manner that detracts from time devoted to the Company.

Some of our affiliates may invest in the Notes, which may create conflicts of interest.

As of the date of this Offering Circular, neither our members or managers, nor any of their related interests, hold any Notes. It is expected that one or more of our managers will each purchase $25,000 of the Notes in this offering. While investment in the Notes by our affiliates may align their interests with those of other Noteholders, it could also create conflicts of interest by influencing those manager’s actions during times of financial difficulties. For example, the fact that certain of our managers may hold Notes, and the value of Notes they hold, could influence their decision to redeem Notes at a time or times when it would be prudent to use our cash resources to build capital, pay down other outstanding obligations, or grow our business. There may be other situations not presently foreseeable in which the ownership of Notes by related persons may create conflicts of interest. These conflicts of interest could result in action or inaction by management that is adverse to other holders of the Notes.

Our Operating Agreement requires us to indemnify our Managers for claims related to actions taken on behalf of the Company.

Our Operating Agreement provides that our managers are entitled to indemnification by the Company for all damages, claims, liabilities, judgments, fines, penalties, charges, and similar items incurred in connection with defending any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person was acting for or on behalf of the Company unless such liability is finally found by a court of competent jurisdiction to have resulted primarily from the indemnified party’s bad faith, gross negligence or intentional misconduct, or material breach of our Operating Agreement. Nevada law prohibits indemnification unless it is shown that the person to be indemnified (i) acted in good faith, (ii) reasonably believed its actions to be in or not opposed to the best interests of the Company, (iii) did not actually receive an improper personal benefit in money, property, or services, and (iv) in a criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to these persons, pursuant to the foregoing provisions or otherwise, the SEC is of the opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Our indemnification obligations may require us to use our cash resources to indemnify rather than to pay general operating expenses, interest payments on the Notes and amounts due upon maturity of the Notes.

Illiquidity of real estate investments could significantly impede our ability to sell trust deeds or otherwise respond to adverse changes in the performance of our trust deed properties.

Because real estate investments are relatively illiquid The real estate market is affected by many factors beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of God, including earthquakes, hurricanes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism.

We may decide to sell trust deed properties in the future.

We may be required to expend funds to correct defects or to make improvements before a trust deed property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a trust deed property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of the trust deed properties or a need for liquidity could adversely affect our financial condition, results of operations, and our ability to make distributions to our limited partners.

Forward-Looking Statements

This Offering Circular contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this Offering Circular.

USE OF PROCEEDS

The net proceeds to us from the sale of up to $40,000,000 of five years, 9.0% unsecured promissory notes (the “Notes”) in this Offering will vary depending upon the total principal amount of Notes sold. The following table summarizes, in order of priority the anticipated application of the proceeds we will receive from this Offering if the maximum dollar value of Notes is sold:

	Amount Assuming Maximum Offering	Percent of Maximum
Gross Offering	$40,000,000	100%
Commissions and Fees [1]	$560,000	1.4%
Net Proceeds	$39,440,000	98.6%

Use of Net Proceeds

2 Acquire loans secured by commercial real property	$39,390,000
3 General and Administrative	$50,000
4 Repayment of demand notes payable	$103,350
TOTAL APPLICATION OF PROCEEDS	$40,000,000	100%

1 Commissions and Fees: We have entered into service agreements with JumpStart Securities, LLC, a member of FINRA, to provide subscription and administrative services for the offering.  JumpStart Securities, LLC is not an underwriter and will not be paid selling commissions or underwriting fees, but will be paid service fees.

2 Loan Purchases: We intend to use the majority of the net proceeds of this Offering to acquire loans secured by commercial real property.

3 General and Administrative: CapSource, Inc., an entity owned by one of our Managers, Steve Byrne, has agreed to provide us with office space and equipment and basic administrative support services until such time as we are able to invest the proceeds of this offering and begin to generate revenue from our loan portfolio. We also expect to utilize some of the net proceeds of this offering to pay for outside professional services including legal and accounting and to hire staff to value and acquire loans and actively manage and service the loan portfolio.

4Since inception, the Company has borrowed funds from U Self Direct LLC, a Nevada limited liability company (“USD”) a related party through common ownership and Kent Clothier, Member. The demand loans balance due to USD and Kent Clothier was $92,169 and $11,181 respectively as of June 30, 2017.

In the event that less than the maximum number of new Notes is sold we anticipate application of the proceeds we will receive from this Offering will be as follows:

	Amount Assuming 50% of Offering	Percent	Amount Assuming 25% of Offering	Percent
Gross Offering	$20,000,000	100%	$10,000,000	100%
Commissions and Fees [1]	$300,000	1.5%	$180,000	1.8%
Net Proceeds	$19,700,000	98.5%		98.2%

Use of Net Proceeds
2 Acquire loans secured by commercial real property	$19,650,00		$9,220,000
3 General and Administrative	$50,000		$50,000

TOTAL APPLICATION OF PROCEEDS	$20,000,000	100%	$10,000,000	100%

1 Commissions and Fees: We have entered into service agreements with JumpStart Securities, LLC, a member of FINRA, to provide subscription and administrative services for the offering.  JumpStart Securities, LLC is not an underwriter and will not be paid selling commissions or underwriting fees, but will be paid service fees.

2 Loan Purchases: We intend to use the majority of the net proceeds of this Offering to acquire loans secured by commercial real property.

3 General and Administrative: CapSource, Inc., an entity owned by one of our Managers, Steve Byrne, has agreed to provide us with office space and equipment and basic administrative support services until such time as we are able to invest the proceeds of this offering and begin to generate revenue from our loan portfolio. We also expect to utilize some of the net proceeds of this offering to pay for outside professional services including legal and accounting and to hire staff to value and acquire loans and actively manage and service the loan portfolio.

DETERMINATION OF OFFERING PRICE AND TERMS OF NOTES

The Notes are being offered at face value. The offering price and material terms of the Notes were determined arbitrarily by our Managers. There is no relationship between these terms and our assets, earnings, book value or any other objective criteria of value.

PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

There Is No Current Market for Our Notes

There is currently no market for our Notes. We do not anticipate that a market for the Notes will develop as we do not intend to apply to any exchange or listing service where such a market may develop. We cannot give you any assurance that the Note you purchase will ever have a market or that if a market for our Notes ever develops, that you will be able to sell your Note. In addition, even if a public market for our Notes develops, there is no assurance that a secondary public market will be sustained.

The New Notes Issued in the Offering will be Sold by Issuer

We are offering up to a total of up to $40,000,000 in unsecured promissory notes, having a term of five years, bearing simple interest at a rate of 9.0% per annum, with interest only to be paid monthly and the entire principal balance to be repaid at maturity (the “Notes”). The minimum investment amount for a single investor is a single Note in the principal amount of $10,000. The offering will be for a period of 180 days from the effective date and may be extended for an additional 60 days if we choose to do so. In our sole discretion, we have the right to terminate the offering at any time, even before we have sold all of the $40,000,000 in Notes. There are no specific events which might trigger our decision to terminate the offering.

We have not entered into selling agreements with any broker-dealer to date. We have engaged JumpStart Securities, LLC, a FINRA registered broker-dealer firm, for administrative and technology services, but not for underwriting or placement agent services. Please see “Administrative Agreement” for more information. Further, on September 13, 2016, we entered into a general advisory with JumpStart Securities, LLC, under which JumpStart was retained to provide such services during the preparatory stages of going to market with our contemplated securities offering. As consideration for said agreement, JumpStart Securities collected a non-refundable advisory fee of $15,000, of which $8,000 shall be paid to a third-party due diligence service provider.

The Notes are being offered by us on a “best efforts” basis and there can be no assurance that all or any of the Notes offered will be subscribed.  If less than the maximum proceeds are available to us, our development and prospects could be adversely affected.  There is no minimum offering required for this offering to close. All funds received as a result of this offering will be immediately available to us for our general business purposes.

We cannot assure you that all or any of the Notes offered under this Offering Circular will be sold. No one has committed to purchase any of the Notes offered. Therefore, we may sell less than the maximum dollar amount of Notes, in which case our ability to execute our business plan could be adversely affected. We reserve the right to withdraw or cancel this offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Hard copy originals for Notes purchased will be issued and distributed by us promptly after a subscription is accepted and "good funds" are received in our account.

If we do not raise enough money to effectuate our business plan in this offering, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and are not successful, we will have to suspend or cease operations.

In addition, we plan to enter into an agreement with FundAmerica, LLC to provide technology related services related to the Offering. Pursuant to the proposed Technology Agreement, we will agree to pay FundAmerica, LLC: (i) ($3.00 for each subscription agreement executed via electronic signature, and (ii) a technology service fee for anti-money laundering ("AML”) document retrieval of $2.00 for each domestic investor or AML review and between $5.00 and $60.00 for each international investors depending on domicile. In no event shall such fees under the proposed Technology Services Agreement exceed $75,000.

Administrative Agreement

We have engaged JumpStart Securities, LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (FINRA), to perform the following administrative functions in connection with this offering:

1. Accept investor data from the Company, generally via the FundAmerica LLC software system, but also via other means as may be established by mutual agreement;

2. Review and process information from potential investors, including but not limited to running reasonable background checks for anti-money laundering ("AML"), IRS tax fraud identification and USA PATRIOT Act purposes, and gather and review responses to customer identification information;

3. Review subscription agreements received from prospective investors to confirm they are complete;

4. Advise the Company as to permitted investment limits for investors pursuant to Regulation A, Tier 2;

5. Contact the Company and/or the Company's agents, if needed, to gather additional information or clarification from prospective investors;

6. Provide the Company with prompt notice about inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

7. Serve as registered agent where required for state blue sky requirements, provided that in no circumstance will JumpStart solicit a securities transaction, recommend the Company's securities or provide investment advice to any prospective investor;

8. Transmit data to the Company's transfer agent in the form of book-entry data for maintaining the Company's responsibilities for managing investors (investor relationship management, aka "IRM") and record keeping;

9. Keep investor details and data confidential and not disclose to any third party except as required by regulators, by law or in our performance under this Agreement (e.g. as needed for AML); and

10. Comply with any required FINRA filings including filings required under Rule 5110 for the offering.

 We have agreed to pay JumpStart Securities, LLC a facilitation fee equal to 1.0% of the gross proceeds from the sale of the shares offered by this Offering Circular.  In the event that the offering is terminated, we have also agreed to reimburse JumpStart Securities, LLC for its out of pocket expenses up to a maximum amount of $10,000.  Additionally, we will pay JumpStart Securities, LLC the following administrative service fees: (i) $5.00 fee per AML exception.  In no event shall the foregoing itemized administration fees exceed a maximum of $150,000 in the aggregate. Administrative service fees will be charged to Issuer at the time of the service.

Any subscription checks should be sent to Prime Trust, LLC, 10890 S. Eastern Ave., Suite 114, Henderson, NV 89052 and be made payable to " Prime Trust, LLC as Escrow Agent for Investors in CapWest Securities Offering."  If a subscription is rejected, funds will be returned to subscribers within ten days of such rejection without deduction or interest.  Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber by the Company.

JumpStart Securities, LLC is not participating as an underwriter and under no circumstance will it solicit any investment in the Company, recommend the Company's securities or provide investment advice to any prospective investor, or make any securities recommendations to investors.  JumpStart Securities, LLC is not distributing any securities offering prospectuses or making any oral representations concerning the securities offering prospectus or the securities offering.  Based upon JumpStart Securities, LLC's anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this securities offering and no investor should rely on JumpStart's involvement in this offering as any basis for a belief that it has done extensive due diligence.  JumpStart does not expressly or impliedly affirm the completeness or accuracy of the Offering Circular presented to investors by the issuer.  All inquiries regarding this offering should be made directly to the Company.

Offering Period and Expiration Date

This offering will commence on the qualification of this Offering Circular, as determined by the Securities and Exchange Commission and continue for a period of 180 days. We may extend the offering for an additional 60 days unless the offering is completed or otherwise terminated by us. Funds received from investors will be counted towards the minimum subscription amount only if the form of payment, such as a check, clears the banking system and represents immediately available funds held by us prior to the termination of the 180 day subscription period, or prior to the termination of the extended subscription period if extended by our Managers.

Procedures for Subscribing

If you decide to subscribe for any Notes in this offering, you must deliver a check or certified funds for acceptance or rejection. The minimum investment amount for a single investor is a single Note in the principal amount of $10,000. All subscription checks should be sent to Prime Trust, LLC at the following address: 10890 S. Eastern Avenue, Suite 114, Henderson, NV 89052.  In such case, subscription checks should be made payable to "Prime Trust, LLC as Escrow Agent for Investors in CapWest Securities Offering."  If a subscription is rejected, all funds will be returned to subscribers within ten days of such rejection without deduction or interest.  Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber. Escrow Agent has not investigated the desirability or advisability of investment in the Notes nor approved, endorsed or passed upon the merits of purchasing the Notes.

Right to Reject Subscriptions

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by us to the subscriber, without interest or deductions.

Investor Suitability

This is an offering made under “Tier 2” of Regulation A, and the Notes will not be listed on a registered national securities exchange upon qualification. Therefore, the Notes will be sold only to a person if the aggregate purchase price paid by such person is no more than 10% of the greater of such person's annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. See the Purchaser Qualification Questionnaire in the Subscription Documents in Exhibit A to this Offering Circular. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of the Notes. Investor suitability standards in certain states may be higher than those described in this Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

Each investor must represent in writing that he/she meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she is purchasing the Notes for his/her own account and (ii) he/she has such knowledge and experience in financial and business matters that he/she is capable of evaluating without outside assistance the merits and risks of investing in the Notes, or he/she and his/her purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the Notes. Broker-dealers and other persons participating in the offering must make a reasonable inquiry in order to verify an investor's suitability for an investment in us. Transferees of the Notes will be required to meet the above suitability standards.

The Notes may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of "specially designated nationals" or "blocked persons" maintained by the U.S. Office of Foreign Assets Control ("OFAC") at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A "Sanctioned Country" means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the Notes may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

DESCRIPTION OF SECURITIES

The Notes shall be titled “Unsecured Promissory Note” and will be issued in principal increments of $2,000.00 with a minimum principal amount for each Note upon issuance of $10,000.00. The Company will issue a maximum $40,000,000 in total principal amount of the Notes. There are no Notes outstanding as of October 18, 2017.

The term of each Note shall be five (5) years. The Notes shall bear simple interest at nine percent (9%) per annum, paid monthly, interest only, without amortization, in arrears, commencing on the first business day of the second calendar month following the date of issuance with the principal and then-remaining unpaid and accrued interest to be paid on maturity (5 years from issue date) or the date of acceleration. The Company may prepay a portion or all a Note without premium or penalty; partial payment shall be applied to accrued, unpaid interest before principle.

The Notes do not provide for rights of conversion or redemption. The Notes are not secured by lien, or otherwise. The Company will not set aside funds in a sinking fund to pay interest or principal on the Notes.

The Notes are subordinated to any current or future debt to banks, financial institutions and secured creditors. The Company does not have any debt that is senior to the Notes as October 9, 2017. The Notes do not limit issuance of future senior or junior debt or other securities. There are presently no other Company-authorized securities that materially limit or qualify a Noteholders’ rights under the Notes; the Notes do not limit the Company from authorizing such securities.

The Notes provide for acceleration of payment in the event of an uncured event of default. Defaults include: i) material breach of the Note not cured within five (5) days of written notice; ii) creditor assignment; iii) appointment of a receiver or trustee over a substantial portion of Company assets lasting more than 30 days; or iv) bankruptcy, insolvency, reorganization or liquidation proceeding, or other debt relief proceeding lasting more than 60 days. The Company is not required to periodically substantiate a lack of default or compliance with the Notes.

A Note may be modified in writing signed by the Company and the Noteholder.

We are a manager-managed limited liability company, organized and existing under the laws of the state of Nevada. Our sole class of equity securities consist of common membership interest units. The holders of our membership interest units vote to elect our Managers.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Offering Circular as having prepared or certified any part of this Offering Circular or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Notes was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Bryan R. Clark, PC, our independent legal counsel, has provided an opinion on the validity of the Notes.

Hall & Company Certified Public Accountants & Consultants, Inc., our independent registered public accounting firm, has audited our financial statements included in this Offering Circular and Offering Statement to the extent and for the periods set forth in their report. Hall & Company Certified Public Accountants & Consultants, Inc. has presented their report with respect to our audited financial statements.  The report of Hall & Company Certified Public Accountants & Consultants, Inc. is included in reliance upon their authority as experts in accounting and auditing.

DESCRIPTION OF BUSINESS

Principal Place of Business

Our principal executive offices are located at 2009 E. Windmill Lane, Las Vegas, Nevada 89123. Our telephone number is (702) 240-0977. We are using a portion of the office space leased by our affiliate, CapSource, Inc., from its landlord, Eastern Commercial LLC. We do not have a written sublease or other contractual arrangement in place at this time for our use of the offices nor do we compensate CapSource for the use of our office space.

Company Overview

We are a commercial real estate lending company. Our business model is to acquire and service loans secured by commercial real estate although our Managers retain the discretion to engage in other business or lending activity. Our objective is to generate current income while remaining focused on capital preservation. We strive to maintain a healthy margin of safety on every investment we make. Our management team has built a solid network of successful commercial real estate borrowers to ensure a steady flow of investments for our fund. We strive to provide outstanding customer service to our borrowers, who are primarily private real estate developers focused on commercial and land developments in the southwestern United States.

We believe that our larger competitors cannot effectively deploy money in the overlooked niches that offer some of today’s most attractive returns. Many of these larger funds need to deploy $10-$50 million per investment, or much more, in order to operate efficiently. We are built from the ground up to make smaller investments directly, without relying on layers of sub-managers, each of whom must be compensated. By being vertically integrated and managing expenses carefully, we believe that we can outperform the returns of our larger rivals who may pursue similar strategies.

Market Problem and Opportunity

Trust deed investing is simply investing in loans secured by real estate. Most trust deed investments are relatively short term loans (maturity under five years, with many loans two years or less) made to professional real estate developers or investors. In the current economic climate professional real estate investors are buying real estate assets at foreclosure sales for bargain basement prices, fixing-up these assets, and reselling them for a profit. Banks are reluctant to lend to this market not because the loans are particularly risky, but because banks have a great deal of bad real estate loans on their balance sheets as a consequence of the loose lending practices of previous years. Presently, banks are generally unwilling to make real estate loans unless they fit a very strict set of criteria. They often do not want to or are unable to lend to opportunistic real estate investors because the property which is security for the loan is not “move-in ready” at the time of loan funding‚ it usually needs some work. For this reason, real estate investors have limited financing options available to them, and lenders to this market are able to command relatively high interest rates.

It is precisely the banks’ reluctance to participate in this market that has created the attractive investment opportunity in short term real estate loans that we seek to exploit. Banks are highly regulated institutions and they must expend a substantial amount of time and expense to assess a potential borrower’s credit before extending a loan. People who flip assets plan to pay back their loans in a relatively short period of time, sometimes a single year or less. Given how thoroughly a bank underwrites a borrower, it is not profitable for them to spend time and resources on a loan that will only repay in six to twelve months. They much prefer to make loans that will be outstanding for much longer terms.

Conversely, due to the intense competition to buy assets below market, people who buy and then sell these assets have very short loan funding deadlines, often 7-10 business days. Again, due to internal bureaucracy as well as the regulatory environment, banks are unable to meet these short deadlines. And lastly, following the financial crisis of 2008, banks tightened their lending standards to an extraordinary degree and were reluctant to lend to anyone with less than picture perfect credit.

For these reasons banks are not lending to this market, which has created a supply/demand imbalance that is not necessarily a reflection of the quality of the loans, but instead with the nature of banks and banking regulations.

The margin of safety in the loans that the fund will purchase is the difference between the loan amount, and the value of the underlying property. The core concept of trust deed investing is that if the borrower does not perform, the lender can foreclose on the property and sell it to recoup the investment, plus any past due interest. If the loan is sufficiently secured, i.e. the property value is high relative to the loan amount, then the investment should not lose money even if the borrower defaults on the loan. The structured trust deed investments we will acquire will have a loan-to-value of between 35% to 85%. To confirm that the loan-to-value of a loan falls within this range, we will require either a third-party appraisal or two independent broker’s price opinions (BPOs) for the underlying real property, which reports we will then compare to local market comparable sales data as part of our analysis.

Business Model

We will generate revenue in the form of interest income and fees from the loans we intend to purchase and manage using the net proceeds of this Offering. Our manager, Steve Byrne, has built a full-service lending platform within CapSource, Inc. that we expect will generate a steady flow of secured loans for us to acquire and service. We will also consider purchasing loans from unrelated commercial mortgage brokers and bankers. We will earn net profits by earning income and fees in an amount in excess of the interest we must pay on the Notes and our anticipated overhead. We will be purchasing only newly originated loans from CapSource, Inc. or other sources and not any existing loans.

Sourcing Loans and Lending Criteria

While we will be open to purchasing loans from unrelated commercial mortgage brokers and bankers, we anticipate that we will acquire a majority of our loans from CapSource, Inc. with the net proceeds of this Offering, which is owned and controlled by one of our managers, Steve Byrne. We expect to purchase loans from CapSource, Inc. and other originators for the full face amount of the loans shortly after origination. We expect to be able to acquire loans that generally fit the following criteria.

Loan Amount	$200,000 to $5,000,000
Rate	12% to 15%
Loan-to-Value	Up to 85%
Term	12 to 36 months
Origination Fees	1.0 to 4.0 points
Closing Time	15 to 45 days
Recourse	Personal guarantee of the principals of the borrower is required
Required Insurance	Title insurance naming lender as insured and property insurance naming lender as additional insured and loss payee
Collateral Type	First trust deed on subject property
Types of Loans	Acquisitions, Renovations/Constructions, New Construction, Refinance
Lending Area	Continental United States, primarily southwestern United States

CapSource, Inc.’s underwriting processes and standards are not fixed, but rather vary by collateral type and other relevant factors on a transaction by transaction basis, including geographic location, borrower’s credit history and resources, borrower’s past performance with CapSource, Inc. loans (if any), and the borrower’s prior experience with the collateral type. Generally, CapSource, Inc will require a loan-to-value ratio of not less than eighty percent (80%).

During the five year period ended December 31, 2016, CapSource, Inc. originated a total of 244 loans in the cumulative principal amount of $138,696,519, for an average loan size over that period of $568,428.  The average interest rate on those loans was 12% and the average loan to value ratio at origination was approximately 74%.  Of the 244 in total loans originated during this five-year period, a total of 12 loans, or 4.9% of the total, defaulted.  Of the 12 loans that defaulted during that period, 11 resulted in a foreclosure action.

For the nine month period from January 1, 2017 through September 30, 2017, CapSource, Inc. originated 55 loans in the cumulative principal amount of $28,863,600, for an average loan size in 2016 of $524,792.   The average interest rate for the loans originated in 2016 has been 12% and the loan to value has averaged 74%.

During the fiscal year ended December 31, 2016, CapSource, Inc.’s loan portfolio generated $4,946,022 in total revenue consisting of $1,918,047 in interest income and $3,027,475 in other income, comprised mostly of origination fees against $1,038,043 in total direct expenses, for a gross income of the loan portfolio during 2016 of $1,033,097. The portfolio suffered losses due to defaults during 2016 of $0.

Competition

Our primary competition will be other private lenders that make loans secured by commercial real estate in the same markets in which we intend to make loans. These competitors will have longer operating histories and may have established relationships with the real estate developers and investors that will comprise our primary customer base. They may also have similar or better interest rates and contract terms than we will be offering. Our anticipated competitors include Vestin Mortgage Real Estate Fund, North Coast Financial, Inc. and Capella Commercial Mortgage. Each is a large, established private lender to commercial real estate developers and investors that operates within our same geographic region. They each advertise that they typically charge lower interest rates and origination fees on loans to their customers than our anticipated terms of 1-4 points upon initiation and interest of 12-15% per annum.

Sales and Marketing Strategies

We anticipate that, if fully subscribed, the net proceeds of this offering will enable us to purchase between eight and twelve newly-originated loans that meet our lending criteria over a period of approximately 90 to 120 days from our affiliate, CapSource, Inc., an entity owned by one of our Managers, Steve Byrne. As a result, we have not engaged in any marketing or sales efforts, nor do we expect that it will be necessary to do so for at least the next twelve months.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries and Corporate Structure

We have no subsidiaries or parent corporations.

Intellectual Property

We do not have any significant intellectual property.

Regulatory Matters

We are currently not aware of regulations that may affect our ability to purchase and service loans secured by commercial real estate. However, in the future, we may be affected by other proposed and potential future regulations or regulatory actions which could adversely affect our business, financial condition and results of operations.

Employees

We currently do not have any part time or full time employees.

Environmental Laws

We are not governed or regulated by environmental laws. To date, we have not incurred and do not anticipate incurring any expenses associated with environmental laws.

DESCRIPTION OF PROPERTY

We currently do not own or lease any real property. Our principal executive offices are located at 2009 E. Windmill Lane, Las Vegas, Nevada 89123. We are using a portion of the office space leased by our affiliate, CapSource, Inc., from its landlord, Eastern Commercial LLC. We do not have a written sublease or other contractual arrangement in place at this time for our use of the offices nor do we compensate CapSource for the use of our office space. Our principal executive offices occupy approximately 200 square feet.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Our agent for service of process in Nevada is Eric Marshall, 2015 East Windmill Lane, Las Vegas, NV 89123.

MARKET FOR SECURITIES AND RELATED MATTERS

There Is No Current Market for Our Notes

There is currently no market for our Notes. We do not anticipate that a market for the Notes will develop as we do not intend to apply to any exchange or listing service where such a market may develop. We cannot give you any assurance that the Note you purchase will ever have a market or that if a market for our Notes ever develops, that you will be able to sell your Note. In addition, even if a public market for our Notes develops, there is no assurance that a secondary public market will be sustained.

CAPWEST INCOME LLC FINANCIAL STATEMENTS
June 30, 2017 and 2016
HALL&COMPANY Certified Public Accountants, Inc .
TAX, FINANCIAL AND MANAGEMENT CONSULTING SERVICES

CAPWEST INCOME LLC
June 30, 2017 and 2016
TABLE OF CONTENTS
Page No.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS
Balance Sheets	2
Statements of Operations	3
Statements of Members' Equity (Deficit)	4
Statements of Cash Flows	5
Notes to Financial Statements	6-9

HALL&COMPANY Certified Public Accountants, Inc.	111 PACIFICA, SUITE 300 IRVINE, CA 92618 (949) 910-HALL (4255)
TAX, FINANCIAL AND MANAGEMENT CONSULTING SERVICES	FAX (949) 910-4256 WWW.HALLCPAS.COM

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members Capwest

Income LLC

We have audited the accompanying balance sheets of Capwest Income LLC (the “Company”) as of June 30, 2017 and 2016, and the related statements of operations, members’ equity (deficit), and cash flows for year ended June 30, 2017 and for the period from June 6, 2016 (“Inception”) through June 30, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capwest Income LLC as of June 30, 2017 and 2016, and the results of its operations and its cash flows for year ended June 30, 2017 and for the period from Inception through June 30, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the financial statements, the entity has suffered losses from operations, has a members’ deficit and has a lack of operational history that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Irvine, California

August 18, 2017

CAPWEST INCOME LLC
BALANCE SHEETS
As of June 30, 2017 and 2016

	2017	2016
ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$30,278	$74,970
TOTAL ASSETS	$30,278	$74,970
LIABILITIES AND MEMBERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,006	$4,044
Demand loans payable - related parties	103,350	21,775
TOTAL LIABILITIES	105,356	25,819
MEMBERS' (DEFICIT) EQUITY
(75,000 units authorized, issued and outstanding as of June 30, 2017 and 2016)	(75,078)	49,151
TOTAL LIABILITIES AND MEMBERS' EQUITY	$30,278	$74,970

See accompanying notes to financial statements and report of independent registered public accounting firm.

CAPWEST INCOME LLC
STATEMENTS OF OPERATIONS
For The Year Ended June 30, 2017 and For The Period From June 6, 2016 (Inception) through June 30, 2016

	For The Year Ended June 30, 2017	June 6, 2016 (Inception) Through June 30, 2017
OPERATING EXPENSES
Professional fees	$1,17,407	$25,394
Other expenses	6,822	455
TOTAL OPERATING EXPENSES	1,24,229	25849
NET LOSS	$1,24,229	$25849

See accompanying notes to financial statements and report of independent registered public accounting firm.

CAPWEST INCOME LLC
STATEMENTS OF MEMBERS' EQUITY (DEFICIT)
For The Year Ended June 30, 2017 and for The Period From June 6, 2016 (Inception) through June 30, 2016

	Common Units	Members' Equity (Deficit)
Balance - June 6, 2016	—	$—
Members' contributions	75,000	75,000
Net loss	—	(25,849)
Balance - June 30, 2016	75,000	49,151
Net loss	—	(1,24,229)
Balance - June 30, 2017	75,000	$(75,078)

See accompanying notes to financial statements and report of independent registered public accounting firm.

CAPWEST INCOME LLC
STATEMENTS OF CASH FLOWS
For The Year Ended June 30, 2017 and For The Period From June 6, 2016 (Inception) through June 30, 2016

		June 6, 2016
	For The	(Inception)
	Year Ended	Through
CASH FLOWS FROM OPERATING ACTIVITIES	June 30, 2017	June 30, 2016
Net loss	$(124,229)	$(25,849)
Changes in operating assets and liabilities:
(Decrease) increase in accounts payable	(2,038)	4,044
Increase in demand loans payable - related parties	81,575	21,775
NET CASH USED IN
OPERATING ACTIVITIES	(44,692)	(30)
CASH FLOWS FROM FINANCING ACTIVITIES
Members' contributions	—	75,000
NET CASH PROVIDED BY	—	75,000
FINANCING ACTIVITIES
NET (DECREASE) INCREASE IN CASH	(44,692)	74,970
AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS, beginning of period	74,970	—
CASH AND CASH EQUIVALENTS, end of period	$30,278	$74,970

See accompanying notes to financial statements and report of independent registered public accounting firm.

CAPWEST INCOME LLC

Notes to Financial Statements

June 30, 2017 and 2016

NOTE 1	-	NATURE OF BUSINESS

Nature of Business
CapWest Income LLC (the “Company”) was formed in the State of Nevada on June 6, 2016 (“Inception”) as a limited liability company and shall be perpetual until the dissolution and the completion of the winding up of the Company following a liquidating event, as defined in the Operating Agreement. The purposes of the Company are to acquire, manage, administrate, protect, conserve, and sell or otherwise dispose of secured promissory notes and make such additional investments and engage in such additional business endeavors as may be authorized pursuant to the Company’s Operating Agreement of otherwise as the Members may approve.

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of its financial statements requires it to make estimates and assumptions that affect, among other areas, the reported amounts of liabilities. These estimates and assumptions also impact expenses and disclosures in its financial statements and accompanying notes. Although these estimates are based on its knowledge of current events and actions it may undertake in the future, actual results may differ from these estimates and assumptions. All amounts are presented in U.S. dollars, unless otherwise noted.

Going Concern

The Company’s financial statements are prepared using U.S. GAAP applicable to a going concern, which contemplate the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not yet established a stable ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its members and the attainment of profitable operations. The Company has a net operating loss in the amount of $124,229 for the year ended June 30, 2017 as compared to a net operating loss in the amount of $25,849 for the period from June 6, 2016 (Inception) through June 30, 2016 and members’ deficit in the amount of $75,078 at June 30, 2017. Those factors, and the Company’s lack of operational history, raise substantial doubt as to its ability to continue as a going concern.

In order to continue as a going concern, the Company needs to develop a reliable source of revenues, and achieve a profitable level of operations. During the period from Inception through June 30, 2017, the Company has been involved in the formation stage. To fund operations for the next twelve months, the Company projects a need for $300,000 that will have to be raised through member contributions or profits generated through from operating activities.

CAPWEST INCOME LLC

Notes to Financial Statements

June 30, 2017 and 2016

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

If the Company is unable to obtain adequate member contributions, it could be forced to cease operations. Accordingly, the accompanying financial statements are accounted for as if the Company is a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less at the time of issuance to be cash equivalents. The Company did not have cash equivalents as of June 30, 2017 and 2016.

From time to time, the Company may maintain bank balances in checking and/or interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance (“FDIC”). The Company did not experience any losses with respect to cash. Management believes the Company is not exposed to any significant credit risk with respect to cash and has no balances above $250,000.

Fair Value of Financial Instruments

In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 820, Fair Value Measurement and Disclosure, the Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures.

The Company bases fair value as the price received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When observable market prices and data are not readily available, significant management judgment is often necessary to estimate fair value.

In those cases, different assumptions could result in significant changes in valuation and may not be realized in actual sale. Additionally, inherent weaknesses in any calculation technique and changes in the underlying assumptions used, including discount rates, and expected cash flows could significantly affect the results of current or future values.

The Company’s financial instruments consisted of cash, accounts payable and demand loans payable to related parties. The estimated fair value of cash, accounts payable and demand loans payable to related parties approximate its carrying amount due to the short maturity of these instruments.

CAPWEST INCOME LLC

Notes to Financial Statements

June 30, 2017 and 2016

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company recognizes revenue in accordance with FASB ASC No. 605, Revenue Recognition. Revenue will be recognized when there is evidence of an arrangement, a determinable fee, and when collection is considered to be probable and services are provided. This generally will occur when the Company acquires, manage, administrate, protect, conserve, and sell or otherwise dispose of secured promissory notes.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Long-Lived Assets

In accordance with ASC 360, Accounting for the Impairment or Disposal of Long- Lived Assets, long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, the impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. As of June 30, 2017 and 2016 the Company had no long-lived assets.

Income Taxes

A Limited Liability Company is not subject to federal income tax, but may be subject to certain state taxes. Each Member is individually liable for taxes on his/her share of the Company’s income or loss. The Company files a U.S. federal and may file various state income tax returns. The Company’s filed its first tax return and its 2017 tax return is due ninety days after December 31, 2017.

Concentration of Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with high credit-quality FDIC-insured financial institutions.

CAPWEST INCOME LLC

Notes to Financial Statements

June 30, 2017 and 2016

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Outstanding Litigation

From time to time, we are subject to other claims and legal actions that arise in the ordinary course of business. We believe that the ultimate liability with respect to these claims and legal actions, if any, will not have a material effect on our financial position, results of operations or cash flows. Any legal costs resulting from claims or legal actions are expensed as incurred.

NOTE 3	-	DEMAND LOANS PAYABLE – RELATED PARTIES

U Self Direct LLC, a Nevada Limited Liability Company (“USD”), a related party through common ownership, CapSource, Inc., a Nevada Corporation (“CapSource”), a related party through common ownership, and Kent Clothier, Member, paid certain registration, legal and accounting expenses on behalf of the Company without any repayment terms. Therefore, these payments were recorded as demand loans. The demand loans balance due to USD and Kent Clothier were $92,169 and $11,181, respectively, as of June 30, 2017. The demand loans balance due to USD, CapSource, and Kent Clothier were $10,169, $425, and $11,181, respectively, as of June 30, 2016.

NOTE 4	-	MEMBERS’ EQUITY

The Company has authorized 75,000 common units, all of which are issued and outstanding as of June 30, 2017 and 2016. The common units issued and outstanding are voting common units, as defined in the Operating Agreement. Profits and losses are allocated to the members in accordance with ownership percentages. Distribution to members shall be distributed to the members based on their ownership percentages. The managers of the Company may from time to time designate a preferred unit, which shall be designated in series by the managers and are denoted as “Series A Preferred Units, Series B Preferred Units, etc. Preferred units shall, when designated by the managers, state the rights, preferences and privileges of such units. No preferred units have been designated by the managers as of June 30, 2017 and 2016.

NOTE 5	-	SUBSEQUENT EVENT

Management has evaluated subsequent events through August 18, 2017, the date which the financial statements were available to be issued.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations for the period from June 6, 2016, (inception) to June 30, 2017.

From the period from our inception on June 6, 2016, through June 30, 2017, the company did not generate any revenue. During the same periods, we incurred $25,849 in expenses from inception through June 30, 2016 and $124,229 during the fiscal year ended June 30, 2017. Our expenses consisted of $25,394 in professional fees and $455 other expenses from inception through June 30, 2016 and $117,409 in professional fees and $6,820 in other expenses during the fiscal year ended June 30, 2017. We therefore recorded a net loss of $25,849 for the period from inception on June 6, 2016, through June 30, 2016 and $124,229 during the fiscal quarter ended June 30, 2017. These expenses were paid on our behalf by U Self Direct LLC, an entity beneficially owned by our manager, Greg Herlean, by CapSource Inc. an entity owned by our manager, Steve Byrne and by one of our members, Kent Clothier. We have recorded these advances as demand loans.

As we continue with our plan of operations, as outlined above, we expect that our gross revenue and our expenses will increase rapidly.

Liquidity and Capital Resources

As of June 30, 2016, our working capital was $49,151 and a deficit of $75,078 as of June 30, 2017. Our current assets consisted of cash in the amount of $74,970 as of June 30, 2016, and $30,278 as of June 30, 2017. Our current liabilities at June 30, 2016 totaled $25,819 and $105,356 as of June 30, 2017.

To date, our operations have been funded through the sale of common membership interest units in private offerings and demand loans from our members. Our ability to successfully execute our business plan is contingent upon us obtaining additional financing and/or upon realizing revenue sufficient to fund our ongoing expenses. Until we are able to sustain our ongoing operations through operating revenue, we intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of equity or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Significant Equipment

We do not intend to purchase any additional significant equipment for the next twelve months.

Going Concern

Because we only recently incorporated, we expect to experience losses from operations. To date, we have not been able to produce sufficient sales to become cash flow positive and profitable. The success of our business plan during the next 12 months and beyond will be contingent upon generating sufficient revenue to cover our costs of operations and/or upon obtaining additional financing. For these reasons, our auditor has raised substantial doubt about our ability to continue as a going concern.

Off Balance Sheet Arrangements

As of June 30, 2017, there were no off balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

MANAGERS AND KEY EXECUTIVES

We are a manager managed limited liability company. We have three key executives, including our two managers, Steve Byrne and Greg Herlean, who act collectively as a board as well as share responsibility for our ongoing operations as co-CEOs. Our third key executive is our Chief Financial Officer, Steve Little. The names, ages, and respective positions of our key executives are set forth below:

Name	Age	Present Position	Term of Office(s)
Greg Herlean	39	Manager	Inception-Present
Steve Byrne	60	Manager	Inception-Present
Steve Little	56	Chief Financial Officer	Inception-Present

Greg Herlean

Mr. Herlean is one of our two managers and is responsible for management direction, investment research, projection analysis and capital acquisition. In addition to serving as our manager, Mr. Herlean founded Horizon Trust Company in 2011 and currently serves as its CEO, where he is primarily responsible for management direction, marketing and business planning. He also frequently speaks on the topics of capital development, investment growth through the use of self-directed IRA vehicles, and estate planning.

Mr. Herlean graduated from University of Phoenix with a Bachelor’s Degree in Business Administration in 2004.

Steve Byrne

Mr. Byrne is one of our two managers and is responsible for underwriting, borrower relations, and capital acquisition. In addition to serving as our manager, Mr. Byrne has owned and operated CapSource Inc, for the past 17 years, overseeing the commercial real estate loans totaling over $1 billion. He is also a principal in Horizon Trust Company and serves as Secretary on the Horizon Trust Board of Directors.

Mr. Byrne graduated from Hastings College with a dual Bachelor’s Degree in Economics and Accounting in 1979.

Steve Little

Mr. Little is our Chief Financial Officer and is responsible for the financial management of the Company, including capital and operating budgets, financial affairs, reporting and resource procurement.  Mr. Little also serves as the CFO for our affiliate, CapSource, Inc., and has been employed in that office since June 2015. Previously, from June 2002 to December 2012, Mr. Little was employed as the Chief Financial Officer for Greenstreet Properties LLC.

Mr. Little has a Master’s degree in accounting from the University of Nevada awarded in 1994 and a Bachelor’s degree in accounting from Brigham Young University, earned in 1985.

Term of Office

Our managers are appointed for an indefinite term of office until their resignation or removal from office in accordance with our operating agreement. Our officers are appointed by our managers and hold office until removed by our managers.

Family Relationships

There are no family relationships between or among the managers, executive officers or persons nominated or chosen by us to become managers or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to a present or former manager, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Committees of the Board of Managers

Although not formally organized as such, for so long as we have more than one manager they will collectively function in the same capacity as a board of directors would operate in a corporation. Similarly, our managers may from time to time decide to delegate to one or more of our managers functions that would be traditionally handled by a board committee of a corporate board of directors. It is our present intention, however, that over at least the next twelve months our managers will collectively undertake the duties of the Audit Committee, Compensation Committee, and Nominating Committee.

Audit Committee

We do not have a separately designated standing audit committee. The entire board of managers performs the functions of an audit committee, but no written charter governs the actions of our managers when performing the functions of what would generally be performed by an audit committee. Our managers approve the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, our managers review the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor. Our managers, which perform the functions of an audit committee, does not have a member who would qualify as an “audit committee financial expert” within the definition of Item 407(d)(5)(ii) of Regulation S-K. We believe that, at our current size and stage of development, the addition of a special audit committee financial expert as one of our managers is not necessary.

Nomination Committee

We do not maintain a nominating committee. As a result, no written charter governs the manager nomination process. At this time, our size is such that we do not require a separate nominating committee.

When evaluating nominees, our existing managers consider the following factors:

-	The appropriate number of managers;
-	Our needs with respect to the particular talents and experience of our managers;
-	The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other managers;
-	Experience in political affairs;
-	Experience with accounting rules and practices; and
-	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new managers.

Our goal is to assemble a team of managers that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, our managers will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for manager nominees, although we may also consider such other factors as it may deem are in our best interests as well as the best interests of our members.

Code of Ethics

We currently have not adopted a code of ethics for our managers or executives.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We currently do not compensate any of our key executives for services provided to us. We have agreed to compensate each of our managers, Greg Herlean and Steve Byrne, at a rate of $2,500 per month, commencing at such time as our managers determine that our cash flow can reasonably support those payments. We do not have a written compensation agreement with either Mr. Herlean or Mr. Byrne.

Steve Little, our CFO, is employed full time by our affiliate, CapSource, Inc., and will not be separately compensated by us so long as he remains employed by CapSource, Inc. We do not have a written agreement with Mr. Little. We do not have a written agreement with CapSource, Inc. regarding our use of Mr. Little.

Summary Compensation Table

The following table sets forth the compensation earned by Executive Officers during the last two fiscal years:

Name and Principal Position	Cash Compensation ($)	All Other Compensation ($)	Total ($)
Greg Herlean, Manager-	0	0	0
Steve Byrne, Manager	0	0	0
Steve Little, CFO	0	0	0

Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Greg Herlean, Manager	2016 2017	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0
Steve Byrne, Manager	2016 2017	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0
Steve Little, CFO	2016 2017	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Narrative Disclosure to the Summary Compensation Table

During the fiscal years ended June 30, 2016, and June 30, 2017, Mr. Herlean and Mr. Byrne did not receive any compensation during either period.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, equity awards that have not vested, and equity incentive plan awards for each named executive officer as of June 30, 2017:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiry Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested (#)
Greg Herlean	0	0	0	0	NA	0	0	0	0
Steve Byrne	0	0	0	0	NA	0	0	0	0
Steve Little	0	0	0	0	NA	0	0	0	0

Compensation of Managers Table

The table below summarizes all compensation paid to our managers during the year ended June 30, 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total (s)
Greg Herlean	0	0	0	0	0	0	0
Steve Byrne	0	0	0	0	0	0	0

Narrative Disclosure to the Manager Compensation Table

Our managers do not currently receive any compensation from the Company for their service as managers of the Company. We have agreed to compensate each of our managers, Greg Herlean and Steve Byrne, at a rate of $2,500 per month, commencing at such time as our managers determine that our cash flow can reasonably support those payments. We do not have a written compensation agreement with either Mr. Herlean or Mr. Byrne.

Securities Authorized for Issuance Under Equity Compensation Plans

To date, we have not adopted an equity option plan or other equity compensation plan and have not issued any membership interest units, options, or other securities as compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 18, 2017, the beneficial ownership of our membership interest units by each executive officer and manager, by each person known by us to beneficially own more than 5% of our membership interest units and by the executive officers and directors as a group. Except as otherwise indicated, all units are owned directly and the percentage shown is based on 75,000 of common membership interest units issued and outstanding.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class %
Common membership interest units	Greg Herlean 2009 E Windmill Lane Las Vegas, NV 89109	10,125 Units	10,125 Units	13.50%
Common membership interest units	Steve Byrne 2009 E Windmill Lane Las Vegas, NV 89109	10,125 Units	10,125 Units	13.50%
Common membership interest units	Andrew Jolley 2009 E Windmill Lane Las Vegas, NV 89109	6,150	6,150	8.20%
Common membership interest units	Lynette Robbins 2009 E Windmill Lane Las Vegas, NV 89109	18,750	18,750	25.00%
Common membership interest units	Kent Clothier 2009 E Windmill Lane Las Vegas, NV 89109	28,125	28,125	37.50%
Total		73,275 Units	73,275 Units	97.7%

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFCATION FOR

SECURITIES ACT LIABILITIES

In accordance with the provisions in our Operating Agreement, we will indemnify an officer, manager, member, or former officer or manager, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our managers, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a manager, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such manager, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND

MANAGER INDEPENDENCE

Capital Contributions

On June 6, 2016, we received a capital contribution in the amount of $15,000 and in return issued 10,125 common membership interest units to our Manager, Gregory Herlean. Mr. Herlean’s membership percentage interest in the company equals 13.5%.

On June 13, 2016, we received a capital contribution in the amount of $15,000 and in return issued 10,125 common units to our Manager Steve Byrne. Mr. Byrne’s membership percentage interest in the company equals 13.5%.

On June 23, 2016, we received a capital contribution in the amount of $15,000 and in return issued 28,125 units to Kent Clothier. Mr. Clothier’s membership percentage interest in the company equals 37.5%.

On June 20, 2016, we accepted a capital contribution of $18,750 and in return issued 18,750 units to Lynette Robbins. Ms. Robbins’ membership percentage interest in the company equals 25%.

On June 13, 2016, we received a capital contribution in the amount of $9,000 and in return issued 6,150 units to Andrew Jolley. Mr. Jolley’s membership percentage interest in the company equals 8.2%.

Demand Loans payable

U Self Direct LLC, a Nevada limited liability company controlled by our manager Greg Herlean, CapSource, Inc., a Nevada corporation controlled by our manager Steve Byrne, and Kent Clothier, one of our members, each paid certain registration, legal and accounting expenses on our behalf without any written repayment terms. These payments on our behalf were recorded as demand loans. The demand loans balance due to U Self Direct and Kent Clothier were $92,169 and $11,181, respectively as of June 30, 2017.

We are not a “listed issuer” within the meaning of Item 407 of Regulation S-K and there are no applicable listing standards for determining the independence of our managers. Applying the definition of independence set forth in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc., we do not believe that we currently have any independent managers.

AVAILABLE INFORMATION

We have filed a Regulation A Offering Statement on form 1-A under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the Notes offered through this Offering Circular.  This Offering Circular is filed as a part of that Offering Statement, but does not contain all of the information contained in the Offering Statement and exhibits.  Statements made in the Offering Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our Offering Statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the Offering Statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the Offering Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.  Please Call the Commission at (202) 942-8088 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.  Our Offering Statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

PART III -- EXHIBITS

Exhibits Index

Exhibit Number	Description
1.1	Advisory Agreement with Jumpstart Securities LLC
1.2	Broker-Dealer Agreement with JumpStart Securities LLC
2.1	Articles of Organization
2.2	Operating Agreement
2.3	Amended Operating Agreement
3.1	Form of Promissory Note
4.1	Form of Subscription Agreement
6.1	Technology Agreement with Fund America
8.1	Escrow Agreement
11.1	Consent of Hall & Company
12.1	Consent of Bryan R. Clark P.C.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on

October 18, 2017.

CAPWEST INCOME, LLC

By: /s/Gregory Herlean

Gregory Herlean

Manager

This offering has been signed by the following persons in the capacities and on the dates indicated.

By: /s/Steve Byrne

Steve Byrne

Manager

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